                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            C-COR ELECTRONICS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

   [LOGO OF C-COR ELECTRONICS           60 DECIBEL ROAD
    APPEARS HERE]                       STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 14, 1997

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of C-COR Electronics, Inc. will be held at the offices of the Corporation, 60 Decibel Road, State College, Pennsylvania, on Tuesday, October 14, 1997, at 9:00 a.m. for the following purposes:

  1. To elect three Directors to serve terms of three years and until their successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed September 5, 1997 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting and any adjournments. Consequently, only holders of Common Stock of record on the transfer books of the Corporation at the close of business on September 5, 1997 will be entitled to notice of and to vote at the meeting and any adjournments.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.


                                          /s/ Chris A. Miller

                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 15, 1997

   [LOGO OF C-COR ELECTRONICS           60 DECIBEL ROAD
    APPEARS HERE]                       STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267

                                PROXY STATEMENT
                                      FOR
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 14, 1997

  This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of C-COR Electronics, Inc., a Pennsylvania corporation (the "Corporation"), for the purpose of soliciting proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, October 14, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Corporation on or about September 15, 1997.

  The shares represented by the proxy will be voted if the proxy is received in time for the meeting. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving notice of such revocation to the Secretary of the Corporation, by appearing at the meeting and voting in person, or by returning a later dated proxy.

  The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of Directors. With respect to other matters which may properly come before the meeting, the persons named in the accompanying proxy will vote in their discretion.

  Only shareholders of record at the close of business on September 5, 1997 will be entitled to vote at the Annual Meeting. On such date, there were 9,141,514 shares of the Corporation's Common Stock outstanding, each share being entitled to one vote, except that the holders have cumulative voting rights in the election of Directors. Therefore, each shareholder is entitled to as many votes in the election of those directors to be elected for a term expiring in 2000 as shall equal the number of his or her shares of Common Stock multiplied by the number of directors of such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he or she sees fit. To cumulate votes in this manner, the proxy must be clearly marked to indicate the number of votes to be cast for each nominee. Execution of a proxy giving authority to vote for the nominees named herein will give discretion to the named proxies to vote shares cumulatively for fewer than all nominees.

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.

  The cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and form of proxy will be borne by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors and other employees of the Corporation by telephone or personal solicitation. No additional compensation will be paid to such individuals. The Corporation may also pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  Three Directors are to be elected, each Director to hold office for a term of three years or until his successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons designated as proxies will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. They reserve full discretion to cast votes for another person in the event that any nominee is unable to serve. Management has made no decision as to which, if any, nominees for Director might be excluded in the event of cumulative voting. All of the nominees have indicated that they are willing to stand for election, and are willing to serve, if elected, but if any of them should decline to serve or become unavailable, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of Directors accordingly.

  The following table sets forth information as to nominees for Directors of the Corporation, as well as information as to the Directors of the Corporation who are continuing to serve. The offices referred to in the table are offices of the Corporation, unless otherwise indicated.

                    INFORMATION REGARDING DIRECTOR NOMINEES

                                    PRINCIPAL OCCUPATIONS
                                     AND BUSINESS DURING             YEAR FIRST
                                     LAST FIVE YEARS AND              BECAME A
 NOMINEE AND AGE                    CURRENT DIRECTORSHIPS             DIRECTOR
 ---------------                    ---------------------            ----------
To be elected for a term expiring in 2000:

 Richard E. Perry, 67     Chairman since June 1986; Chief               1985
                          Executive Officer from July 1985 to
                          August 1996; President from July 1985
                          through December 1992.
 Donald M. Cook, Jr., 66  Retired; Formerly, President and Chief        1988
                          Operating Officer, SEMCOR, Inc., a
                          corporation providing systems
                          engineering and management services,
                          from May 1990 to January 1996.
 Javad K. Hassan, 56      President, Global Communications
                          Business (a division of AMP, Inc., a
                          manufacturer of electronic and
                          electrical interconnection devices)
                          since 1995; Corporate Vice President--
                          Technology, of AMP, Inc. since 1995;
                          Chief Executive Officer and Chairman of
                          the Board of Directors, Connectware,
                          Inc. (a subsidiary of AMP, Inc.) since
                          1988; formerly Corporate Vice
                          President--Strategic Businesses, Global
                          Interconnect Systems Businesses from
                          1993 to 1995

Continuing Members of the Board of Directors--terms expiring in 1998:

 Anne P. Jones, 62        Telecommunications Consultant, since          1989
                          October 1994; Partner, Washington, D.C.
                          office of law firm of Sutherland, Asbill
                          & Brennan from September 1983 until
                          October 1994; Commissioner, Federal
                          Communications Commission from March
                          1979 until May 1983. Director, Motorola
                          Inc. and IDS Mutual Fund Group.

                                    PRINCIPAL OCCUPATIONS
                                     AND BUSINESS DURING             YEAR FIRST
                                     LAST FIVE YEARS AND              BECAME A
 NOMINEE AND AGE                    CURRENT DIRECTORSHIPS             DIRECTOR
 ---------------                    ---------------------            ----------
 Dr. James J. Tietjen, 64 Dean, School of Technology Management,        1987
                          The Stevens Institute of Technology,
                          since July 1996; Head of Department of
                          Management and Engineering Management,
                          The Stevens Institute of Technology,
                          from August 1994 to July 1996; President
                          and Chief Executive Officer, SRI
                          International, a non-profit scientific
                          research firm, from December 1990 to
                          January 1994; President and Chief
                          Operating Officer, David Sarnoff
                          Research Center, Inc., a contract
                          research laboratory, from April 1987
                          through November 1990.
 John J. Omlor, 62        President and Chief Executive Officer,        1989
                          John J. Omlor Associates, Ltd., a
                          general business consulting firm, since
                          1981; Executive Vice President and Chief
                          Financial Officer, Paper Manufacturers
                          Co., a manufacturer of office
                          consumables, from September 1987 to
                          September 1997. Director, Paper
                          Manufacturers Co. and FCG, Inc.

Continuing Members of the Board of Directors--terms expiring in 1999:

 I.N. Rendall Harper,     President, Chief Executive Officer and        1982
  Jr., 59                 Treasurer, American Micrographics
                          Company, Inc., a computer graphics
                          company, since 1977. Director, Federal
                          Reserve Bank of Cleveland, Keystone
                          Minority Capital Fund and Duquesne
                          University.
 Dr. Frank Rusinko, Jr.,  Senior Scientist and Director, Carbon         1990
  66                      Research Center, since August 1991,
                          College of Earth and Mineral Sciences,
                          The Pennsylvania State University;
                          Senior Scientist and Director, The
                          Anthracite Institute and The Cooperative
                          Program in Coal Research, from July 1992
                          to December 1995, College of Earth and
                          Mineral Sciences, The Pennsylvania State
                          University; Honorary President, Intech
                          EDM, a division of Intech Technology,
                          N.V., a supplier to the electrical
                          discharge machining after-market, from
                          August 1991 to December 1993; Chairman,
                          Transor Filter, U.S.A., a supplier of
                          EDM filtration systems, since August
                          1991.
 Scott C. Chandler, 36    President and Chief Executive Officer         1996
                          since August 1996; Vice President--
                          General Manager, U S WEST Cable &
                          Multimedia, Regional Bell Operating
                          Company (RBOC), from September 1995 to
                          August 1996; Vice President--General
                          Manager, !NTERPRISE America, a
                          subsidiary of U S WEST Communications
                          (RBOC), from January 1994 to August
                          1995; Director--Vendor Relations/Channel
                          Support, !NTERPRISE Networking Services,
                          a subsidiary of U S WEST Communications
                          (RBOC), from January 1992 to December
                          1993; Director, Market Strategy
                          Development, U S WEST, Inc., (RBOC),
                          from June 1990 to December 1991.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table shows, as of June 27, 1997, as to each Director and nominee for Director of the Corporation, and as to the Chief Executive Officer and the executive officers of the Corporation listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and all of the Corporation's Directors, Director nominees and executive officers as a group, the amount and nature of beneficial ownership of the Corporation's Common Stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power.

NAME OF BENEFICIAL                              AMOUNT AND NATURE OF PERCENT OF
   OWNER                                        BENEFICIAL OWNERSHIP   CLASS
------------------                              -------------------- ----------
Scott C. Chandler                                      14,076(1)          *
Donald M. Cook, Jr.                                     6,250(2)          *
David J. Eng                                           14,649(3)          *
I.N. Rendall Harper, Jr.                                8,750(4)          *
Javad K. Hassan                                           --            --
Anne P. Jones                                           5,750(5)          *
Chris A. Miller                                         9,127(6)          *
Gerhard B. Nederlof                                    15,170(7)          *
John J. Omlor                                          14,750(8)          *
Richard E. Perry                                      311,737(9)        3.3%
Dr. Frank Rusinko, Jr.                                  6,250(10)         *
Dr. James J. Tietjen                                   10,750(11)         *
Dr. Philip L. Walker, Jr.(12)                          26,250(13)         *
All Directors, Director nominees and executive
 officers as a group (16 persons)                     464,557(14)       4.9%

--------
  *  Represents less than 1% of the Corporation's Common Stock
 (1) Includes options (exercisable within 60 days of June 27, 1997) to purchase 10,000 shares of Common Stock and 460 shares of Common Stock held for Mr. Chandler's account in the Corporation's Retirement Savings and Profit Sharing Plans.
 (2) Includes options (exercisable at June 27, 1997) to purchase 3,250 shares of Common Stock.
 (3) Includes options (exercisable at June 27, 1997 or within 60 days thereof) to purchase 13,500 shares of Common Stock and 880 shares of Common Stock held for Mr. Eng's account in the Corporation's Retirement Savings and Profit Sharing Plans.
 (4) Includes options (exercisable at June 27, 1997) to purchase 4,750 shares of Common Stock and 2,000 shares of Common Stock owned by Mr. Harper's wife. Mr. Harper disclaims beneficial ownership of the shares owned by his wife.
 (5) Includes options (exercisable at June 27, 1997) to purchase 2,250 shares of Common Stock.
 (6) Includes options (exercisable at June 27, 1997 or within sixty days thereof) to purchase 6,500 shares of Common Stock and 127 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plans.
 (7) Includes options (exercisable at June 27, 1997 or within sixty days thereof) to purchase 13,170 shares of Common Stock.
 (8) Includes options (exercisable at June 27, 1997) to purchase 4,750 shares of Common Stock.
 (9) Includes options (exercisable at June 27, 1997) to purchase 200,000 shares of Common Stock, 11,737 shares of Common Stock held for Mr. Perry's account in the Corporation's Retirement Savings and Profit Sharing Plans and 50,000 shares owned by Mr. Perry's wife.
(10) Includes options (exercisable at June 27, 1997) to purchase 4,250 shares of Common Stock.
(11) Includes options (exercisable at June 27, 1997) to purchase 4,750 shares of Common Stock.
(12) Dr. Walker has served as a member of the Board of Directors since 1960. Following the Annual Meeting, Dr. Walker will become a Director Emeritus of the Corporation.
(13) Includes options (exercisable at June 27, 1997) to purchase 4,750 shares of Common Stock.
(14) Includes the shares and options referred to in the notes above, and options (exercisable at June 27, 1997 or within sixty days thereof) to purchase 16,560 shares of Common Stock and 1,584 shares of Common Stock held for the account of additional executive officers in the Corporation's Retirement Savings and Profit Sharing Plans. A Director disclaims beneficial ownership of 2,000 shares owned by his wife.

                            ADDITIONAL INFORMATION

BOARD OF DIRECTORS

  The Board of Directors held eight meetings during the fiscal year ended June 27, 1997. Each of the incumbent Directors attended over 75% of the meetings of the Board of Directors and Committees on which they served. During fiscal 1997, non-employee board members received an annual retainer of either $7,000 if they did not serve as the chairperson of any Committee or $7,500 if they served as a chairperson, and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the Committees thereof that they attended. In addition, under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee Director receives a grant of options to purchase 1,000 shares of the Corporation's Common Stock upon his or her initial election to that position and an annual grant of options to purchase 250 shares of the Corporation's Common Stock thereafter. The options granted under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant.

  The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Strategic Planning Committee and the Nominating Committee. The members of all of these committees are appointed by the Board.

EXECUTIVE COMMITTEE

  The Executive Committee is currently comprised of Richard E. Perry (Chairman), Scott C. Chandler, Donald M. Cook, Jr., John J. Omlor and Dr. James J. Tietjen. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors in the management of all affairs of the Corporation in such manner as the Committee deems to be in the best interests of the Corporation. The Executive Committee met eight times during the last fiscal year.

AUDIT COMMITTEE

  The Audit Committee is currently comprised of Dr. Frank Rusinko, Jr. (Chairman), Anne P. Jones, Dr. Philip L. Walker, Jr. (scheduled to become a Director Emeritus following the Annual Meeting) and I.N. Rendall Harper, Jr. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and meets with the Corporation's internal and independent auditors to review the services rendered by them to the Corporation. During the last fiscal year, the Audit Committee held two meetings.

COMPENSATION COMMITTEE

  The Compensation Committee is currently comprised of Donald M. Cook, Jr. (Chairman), Dr. James J. Tietjen and Dr. Frank Rusinko, Jr. The Compensation Committee is responsible for managing the Corporation's 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan and the Profit Incentive Plan and approving the compensation of officers of the Corporation. No member of the Compensation Committee is an employee of the Corporation, or an executive officer of a company on whose board an executive officer of the Corporation serves as a director. The Compensation Committee held nine meetings during the last fiscal year.

STRATEGIC PLANNING COMMITTEE

  The Strategic Planning Committee, currently comprised of Richard E. Perry (Chairman), Scott C. Chandler, Donald M. Cook, Jr., Dr. James J. Tietjen, I.N. Rendall Harper, Jr., John J. Omlor, Dr. Philip L. Walker, Jr., Dr. Frank Rusinko, Jr. and Anne P. Jones, permits the Corporation's management to discuss strategic planning with experienced Directors. The Strategic Planning Committee held three meetings during the last fiscal year.

NOMINATING COMMITTEE

    The Nominating Committee, currently comprised of Richard E. Perry (Chairman), I.N. Rendall Harper, Jr., Anne P. Jones and Dr. Frank Rusinko, Jr., was created during the last fiscal year for the purpose of recommending nominees for election to the Board of Directors and as Executive Officers. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Corporation of the names of such nominees, together with their qualifications for service with the Corporation. The Nominating Committee held four meetings during the last fiscal year.


DEADLINE FOR SHAREHOLDERS' PROPOSALS

    The Corporation must receive any proposal which a shareholder wishes to submit to the 1998 Annual Meeting of Shareholders before May 14, 1998, for inclusion in the proxy material for that meeting.


                               PRINCIPAL HOLDERS

    The following table sets forth, as of June 27, 1997, the beneficial ownership of the Corporation's Common Stock by each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding shares of the Corporation's Common Stock.


NAME AND ADDRESS OF                       AMOUNT AND NATURE OF     PERCENT
  BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     OF CLASS
-------------------                       --------------------     --------
Smith Barney Holdings Inc.                      807,350(1)           8.8%
388 Greenwich Street
New York, New York 10013

The Capital Group Companies, Inc.               318,000(2)           3.4%
333 South Hope Street
Los Angeles, California 90071

Fenimore Asset Management, Inc                  769,675(3)           8.4%
118 North Grand Street
Cobleskill, NY 12043

--------
(1) Based upon an amended Schedule 13G, dated January 22, 1997, received by the Corporation from The Travelers Group, Inc. ("Travelers") and Smith Barney Mutual Funds Management, Inc. Smith Barney Holdings Inc., a wholly owned subsidiary of Travelers, and Travelers, both disclaimed beneficial ownership of such shares in a statement included in the same filing.
(2) Based upon an amended Schedule 13G, dated June 10, 1997, received by the Corporation from The Capital Group Companies, Inc. ("Capital) in its capacity (through its subsidiary, Capital Research and Management Company) as an investment advisor to various investment companies, including SMALLCAP World Fund, Inc., and through other beneficial ownership by subsidiaries of Capital.
(3) Based upon a Schedule 13G, dated January 22, 1997, received by the Corporation from Fenimore Asset Management, Inc., a registered investment advisor.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF BOARD OF DIRECTORS' COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is comprised of Mr. Cook (Chairman), Dr. Tietjen and Dr. Rusinko, none of whom is or has been an officer or employee of the Corporation.

    The primary role of the Committee is to determine the compensation of the executives of the Corporation and its subsidiaries. The Committee is responsible for reviewing pay levels for senior executives, overseeing the Profit Incentive Plan, the 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock

Option Plan, and recommending to the full Board of Directors appropriate actions to achieve a sound executive compensation policy in support of the Corporation's short- and long-term business objectives.

  The executive compensation programs of the Corporation are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the Corporation; and (3) align the interests of senior management with the long-term interests of the Corporation's shareholders. At present, the basic components of the Corporation's executive compensation program are base salaries, a profit incentive plan, and long-term incentive compensation. The Corporation also provides broad-based employee benefit plans and certain other executive benefit plans. For the fiscal year ended June 27, 1997, the Committee had determined that compensation for the Chief Executive Officer and other executive officers should be weighted in favor of more "pay at risk" or "variable pay." During the fiscal year ended June 27, 1997, the Committee commenced a review of the Corporation's compensation programs and practices. Although this review is continuing, it is currently anticipated that the Corporation's compensation practices may be modified to reflect a more market-based base salary structure while continuing to include some portion of variable or "at risk" pay.

  Base Salary: For the fiscal year ended June 27, 1997, base salary for officers was below the median for comparable companies, and officers were given the opportunity to exceed this median via the officers' allocation under the Profit Incentive Plan ("Profit Plan").

  Profit Plan: Under the Profit Plan in effect for the fiscal year ended June 27, 1997, all active employees were eligible to participate. The Profit Plan provides variable compensation based on the pre-tax earnings of the Corporation and is used to focus management's and all other employees' attention on profits and the effective use of assets. Payments are allocated from a pool based on Corporation-wide performance and calculated as a percentage of pre-tax profit. No pool is created if profits before tax and Profit Plan costs are less than $2 million or are less than 60 percent of the prior year's profits. The pool is increased as profits improve when compared to the prior year. The minimum pool is 10 percent of pre-tax, pre-Profit Plan costs with a maximum of 20 percent. Of the total Profit Plan pool, 2.5 percent per officer is allocated to the officers' portion of the pool. Each employee's payout is the ratio of his or her base earnings to the total base earnings of all employees in their pool. The payout is capped at 35 percent of each employee's base pay, except for officers whose cap is 75 percent of base pay-- thus making the officers' total compensation more dependent on profit improvements. Quarterly payments under the Profit Plan cannot exceed one-eighth of the year's forecasted pool and must be approved by the Committee. Based upon the Corporation's operating performance during the fiscal year ended June 27, 1997, allocations under the Profit Incentive Plan were substantially less than those in prior years, as reflected in the Summary Compensation Table included in this Proxy Statement.

  Long-Term Incentive Compensation: The Committee administers the Corporation's 1988 Stock Option Plan (the "Plan"). The purposes of the Plan are to benefit the Corporation by providing increased incentive to employees, to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. All active, full-time employees of the Corporation are eligible to receive stock options, which are granted at a price equal to the current fair market value of the Corporation's stock and will be of value to the employee only if the stock value increases over time. Stock option awards generally vest over a five-year period and expire in ten years. Consistent with the purposes of the Plan, options were granted to certain of the Corporation's executive officers during the fiscal year ended June 27, 1997.

  The Corporation has a Supplemental Retirement Plan for a select group of management. Participants who have been such for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for fifteen years. Participants who have been such for five years and are 60 or older or who have been a participant for ten years and are 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The years of service requirements were waived for three executive officers who had participated in the Supplemental Retirement Plan prior to the amendment of such plan to include years of service requirements. Beneficiary benefits are a part of this plan.

  The Corporation maintains certain broad-based employee benefit plans in which senior executives participate. These plans include Retirement Savings and Profit Sharing Plans, life and health insurance plans, and change of control agreements. These plans are not directly tied to the Corporation's performance.

  Chief Executive Compensation: On August 13, 1996, Scott C. Chandler was appointed President of the Corporation and succeeded Richard E. Perry as Chief Executive Officer of the Corporation. Mr. Perry has continued to serve as the Chairman of the Board of the Corporation. For a discussion of Mr. Perry's compensation arrangements with the Corporation, see "Employment Contracts and Termination of Employment Arrangements."

  The Corporation has entered into an employment agreement with Mr. Chandler, pursuant to which he has agreed to act as President and Chief Executive Officer of the Corporation. The agreement provides for a term of three years ending on August 11, 1999 at an annual base salary of $200,000 (subject to annual review by the Committee), and included a sign-on bonus of $50,000, as well as certain other fringe benefits. The agreement further provides that Mr. Chandler is eligible to participate in the Corporation's Profit Incentive Plan and to receive an annual supplemental retirement benefit of $25,000 per year pursuant to the Corporation's Supplemental Retirement Plan. In accordance with the terms of his agreement, Mr. Chandler was granted an option for the purchase of 50,000 shares of common stock of the Corporation under the Plan, vesting over a five-year period at a rate of 10,000 shares per year. The agreement also provides that in the event that Mr. Chandler's employment with the Corporation is terminated involuntarily within 18 months of a change of control (defined as ownership of at least 30 percent or more of the Corporation's voting stock) or merger, sale of 50 percent or more of the assets of the Corporation or change in a majority of Directors, Mr. Chandler will be entitled to receive two times his annual salary, two times the Corporation's annual 401(k) matching contribution made on his behalf and continuation of health and other insurance programs and other fringe benefits for a period of two years. Mr. Chandler will also receive an amount in cash equal to two times the amount that would have been paid to him under the Corporation's Profit Incentive Plan. In addition, all outstanding options held by Mr. Chandler will become immediately exercisable and shall remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code. Mr. Chandler will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

  The Committee determined the terms and provisions of Mr. Chandler's compensation arrangements in its subjective discretion, based, at least in part, upon the Committee's evaluation of the Company's need to attract, motivate and retain highly qualified executive officers. Such terms and provisions were determined as a result of negotiations between the Committee and Mr. Chandler.

  In fiscal year 1997, Mr. Chandler earned $1,212 from the Profit Plan per the formula discussed under the Profit Plan.

      Submitted by,

      Donald M. Cook, Jr., Chairman
      Dr. James J. Tietjen
      Dr. Frank Rusinko, Jr.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received by certain executive officers of the Corporation.

                                                                     LONG-TERM
                                                                    COMPENSATION
                                  ANNUAL COMPENSATION                  AWARDS
                          ---------------------------------------   ------------
                                                                                   ALL
                                                        OTHER                     OTHER
                                                       ANNUAL                    COMPEN-
   NAME AND PRINCIPAL                                  COMPEN-        OPTIONS    SATION
        POSITION          YEAR SALARY($) BONUS($)    SATION($)(1)       (#)      ($)(2)
   ------------------     ---- --------- --------    ------------   ------------ -------
Richard E. Perry(3)       1997 $153,851  $  4,095      $ 7,200         25,000    $10,790
Chairman                  1996 $200,000  $ 48,741      $ 7,200         50,000    $ 8,239
                          1995 $200,000  $146,486      $ 7,200            --     $ 8,199

Scott C. Chandler (3)     1997 $173,839  $ 51,212(4)   $ 1,800         50,000    $55,210(5)
President and Chief
Executive Officer

Chris A. Miller           1997 $ 94,898  $  2,327      $ 1,401(6)         --     $ 6,305
Vice President-Finance,   1996 $ 86,986  $ 20,852          --          13,500    $ 6,961
Secretary and Treasurer   1995 $ 67,627  $ 49,408      $   501            --     $ 4,809

Gerhard B. Nederlof(7)    1997 $118,217  $  2,568      $25,106(8)         --         --
Senior Vice President--   1996 $ 96,515  $ 27,563      $13,000          5,375        --
Marketing, Business       1995 $ 92,803  $ 93,066      $13,000          4,804        --
Development and Services

David J. Eng(9)           1997 $101,825  $  2,388      $   250(10)        --     $ 6,679
Senior Vice President--   1996 $ 93,323  $ 22,644      $   650          5,375    $ 7,653
Worldwide Sales           1995 $ 76,155  $ 51,064          --          23,500    $45,890

--------
 (1) Represents payments for car allowance (unless described below) in fiscal year 1997.
 (2) Consists of the Corporation's matching contributions to the Corporation's employees' savings plans for the account of the persons indicated (unless described below) in fiscal year 1997.
 (3) On August 13, 1996, Scott C. Chandler was appointed President and Chief Executive Officer of the Corporation. Mr. Perry has continued as Chairman of the Corporation's Board of Directors. See "Employment Contracts and Termination of Employment Arrangements."
 (4) Includes $50,000 paid to Mr. Chandler as a one time sign-on bonus pursuant to the terms of his employment agreement with the Corporation. See "Report of Board of Directors' Compensation Committee on Executive Compensation--Chief Executive Compensation."
 (5) Includes $49,138 for reimbursement of moving expenses.
 (6) Represents travel savings sharing of $420 and miscellaneous bonus of $981.
 (7) Mr. Nederlof was appointed to his present position effective March 1, 1997. He had previously served in several executive sales positions with the Corporation.
 (8) Represents car allowance of $8,667, housing allowance of $10,500, transportation allowance of $5,689 and miscellaneous bonus of $250.
 (9) Mr. Eng was appointed to his present position effective March 1, 1997. He had previously served in several executive sales positions with the Corporation.
(10) Represents miscellaneous bonus of $250.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the grant of stock options under the Corporation's 1988 Stock Option Plan to the executive officers named in the summary compensation table.

                                                                     POTENTIAL
                                                                    REALIZABLE
                                                                 VALUE AT ASSUMED
                                                                  ANNUAL RATES OF
                                                                       STOCK
                                                                PRICE APPRECIATION
                                 INDIVIDUAL GRANTS               FOR OPTION TERM(2)
                     ------------------------------------------ -------------------
                                 % OF TOTAL
                                  OPTIONS
                                 GRANTED TO EXERCISE
                      OPTIONS    EMPLOYEES  OR BASE
                     GRANTED(1)  IN FISCAL    PRICE  EXPIRATION
     NAME                (#)        YEAR     ($/SH)     DATE     5%($)     10%($)
     ----            ----------  ---------- -------- ---------- -------- ----------
Richard E. Perry       25,000(3)    21.5%    $16.00   8/13/06   $251,558 $  637,497
Scott C. Chandler      50,000       43.0%    $15.50   8/11/06   $487,393 $1,235,150
Chris A. Miller           --         --         --        --         --         --
Gerhard B. Nederlof       --         --         --        --         --         --
David J. Eng              --         --         --        --         --         --

--------
(1) Represent options granted under the Corporation's 1988 Stock Option Plan to acquire shares of Common Stock. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock. Unless otherwise indicated, the options become exercisable in increments of 20% per year over five years, beginning on the first anniversary of the date of grant.
(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Corporation's stock price.
(3) The options indicated became exercisable immediately upon the date of grant.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information concerning the exercise of stock options granted under the Corporation's 1988 Stock Option Plan by the executive officers named in the summary compensation table.

                                                                            VALUE OF
                                                                          UNEXERCISED
                                                             NUMBER OF      IN-THE-
                                                            UNEXERCISED     MONEY(2)
                                                              OPTIONS       OPTIONS
                                                                AT             AT
                                                            FY/END (#)   FY/END ($)(3)
                     SHARES ACQUIRED                       EXERCISABLE/   EXERCISABLE/
     NAME            ON EXERCISE (#) VALUE REALIZED ($)(1) UNEXERCISABLE UNEXERCISABLE
     ----            --------------- --------------------- ------------- --------------
Richard E. Perry            --                  --             200,000/0 $    487,500/0
Scott C. Chandler           --                  --              0/50,000 $          0/0
Chris A. Miller           2,400             $14,362         4,500/12,600 $4,650/$ 1,950
Gerhard B. Nederlof         --                  --         11,635/13,184 $23,894/12,538
David J. Eng                --                  --          9,125/17,875 $          0/0

--------
(1) Represents the market value of option shares at exercise date, less the exercise price. The value realized was determined without consideration of taxes payable as a result of exercise.
(2) "In-the-Money" options are options with an exercise price less than the market price of the Corporation's Common Stock at June 27, 1997.
(3) Based on the market value of $10.625 per share on June 27, 1997, less the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  In August 1996, the Corporation and Mr. Chandler entered into an employment agreement. This agreement is described in the "Report of Board of Directors' Compensation Committee on Executive Compensation" in this Proxy Statement.

  The Corporation had entered into an employment agreement with Richard E. Perry. The agreement provided for employment, beginning on July 1, 1990, for four years at an annual salary of $200,000 during the period that Mr. Perry served as Chairman of the Board, President and Chief Executive Officer, and an annual salary of $100,000 during the period after Mr. Perry ceased to be the Chief Executive Officer (subject to a 30 day notice period). The agreement provided that Mr. Perry (or his surviving spouse) is entitled to receive certain additional annual payments after his retirement. In connection with the Corporation's retention of Scott C. Chandler as President and Chief Executive Officer of the Corporation commencing August 13, 1996, Mr. Perry resigned as Chief Executive Officer, effective August 13, 1996. In addition, on August 13, 1996, the Committee determined, in its subjective discretion, to change Mr. Perry's compensation arrangement, pursuant to which, after September 12, 1996, he will receive a base annual salary of $150,000 for his services as the Corporation's Chairman of the Board of Directors. In addition, in recognition of Mr. Perry's services as Chief Executive Officer, on August 13, 1996, the Committee also determined, in its subjective discretion, to award incentive stock options to acquire 25,000 shares of the Corporation's common stock at a price of $16.00 per share, exercisable immediately. On March 3, 1997, Mr. Perry voluntarily reduced his salary from $150,000 to $125,000. On July 21, 1997, the Corporation and Mr. Perry entered into an amended and restated employment agreement which renewed and extended Mr. Perry's employment for an additional period ending October 31, 2000 (subject to retirement in Mr. Perry's discretion upon thirty (30) days notice). As amended, the agreement provides that Mr. Perry will serve as the Chairman of the Corporation's Board of Directors for which he will be entitled to receive an annual base salary of $100,000 and incentive compensation as a participant in the Corporation's Profit Incentive Plan. The agreement also provides that options granted to Mr. Perry under the Plan shall continue to be exercisable following his retirement (or other termination of employment) for a period equal to the lesser of five (5) years or the stated expiration date of the options. Upon Mr. Perry's retirement (or death prior to retirement), the agreement provides for continuing payments to Mr. Perry of $50,000 per year for his life (and, upon his death, for the life of his spouse). In addition, the agreement provides that in the event of a change in control (defined as ownership of at least 30 percent or more of the Corporation's voting stock) or merger, sale of substantially all the assets of the Corporation or change in a majority of Directors, which results within eighteen months in involuntary termination of employment, he shall be entitled to receive two times his then annual salary plus any awards under any incentive compensation plans, two times the Corporation's annual 401(k) matching contribution made on his behalf, continuation of health and other insurance programs and other fringe benefits for a period of two years, plus cash sufficient to purchase a paid-up annuity of $1,000 a month for life. In addition, all outstanding options held by Mr. Perry will become immediately exercisable (if not already exercisable), and shall remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code. Mr. Perry will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

  The Corporation and Mr. Nederlof entered into an employment agreement in 1992 which expired at the end of 1996. On July 30, 1997, the Corporation and Mr. Nederlof entered into a new employment agreement which provides that Mr. Nederlof will serve as the Corporation's Senior Vice President--Marketing, Business Development and Services for a term which commenced March 1, 1997 and ends on November 3, 1999. The agreement provides for an annual base salary of $115,000 through June 27, 1997 and $128,000 thereafter, subject to annual review by the Corporation. The agreement also provides Mr. Nederlof with incentive compensation as a participant in the Corporation's Profit Incentive Plan, an annual supplemental retirement benefit of $18,000 per year pursuant to the Corporation's Supplement Retirement Plan and certain other fringe benefits. In addition, the agreement provided for an initial relocation expense payment of $36,900 paid from March to June 1997 and a final relocation expense payment of $120,000 to be paid on or before June 26, 1998 in connection with

Mr. Nederlof's relocation to State College, Pennsylvania, with such final relocation expense payment subject to full or partial repayment in the event Mr. Nederlof voluntarily resigns from his employment with the Corporation during the one year period following the date of the agreement.

  In addition, the Corporation has a change of control agreement with each of the Corporation's officers (other than Messrs. Perry and Chandler) which becomes effective upon a change in control of the Corporation, as defined in the agreement. In the event an officer is terminated involuntarily within eighteen (18) months after a change in control, the officer shall be entitled to: (a) two times annual salary; (b) two times the Corporation's contribution to the officer's Retirement Savings & Profit Sharing Plan; (c) the sum of the prior two years' awards from the Profit Incentive Plan; (d) twenty-four months' coverage under the Corporation's various health insurance plans; (e) benefits payable under the Supplemental Retirement Plan, even if not yet attaining age 55; and (f) all outstanding stock options become immediately exercisable. If the officer resigns within eighteen months after a change in control, the officer shall be entitled to the same benefits as from an involuntary termination if: (a) the officer determines there has been a significant change in his/her responsibilities or duties; or (b) the officer's base salary is reduced by more than ten percent; or (c) the officer is required to relocate more than forty miles from his/her former place of work. The Corporation is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to "gross up" the amount paid to cover federal and state income taxes payable by such officer relating to such payments that the officer incurs in the enforcement of his or her rights under this agreement by litigation or other legal action.

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         AMONG C-COR ELECTRONICS, INC.
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX

                           [LINE GRAPH APPEARS HERE]

                              C-COR                NASDAQ             Peer
                        Electronics, Inc.       Market Index       Group Index
                        -----------------       ------------       -----------
                1992          100                   100               100
                1993          114.71                122.76            108.5
                1994          194.12                134.61            107.42
                1995          431.37                157.88            189.32
                1996          282.35                198.73            253
                1997          166.67                239.4             109.41

  Peer Group consists of the following equipment vendors as listed in Multichannel News (which are publicly-traded): ADC Telecommunications, Incorporated; Amphenol Corp. (Class A); Antec Corp.; Broadband Technologies; CSG Systems International Inc.; General Semiconductor, Inc.; Harmonic Lightwaves, Inc.; Hewlett-Packard Co.; IndeNet Inc.; Nortel; Oak Industries, Inc.; PICO Products, Inc.; Scientific-Atlanta, Inc.; USCS International; Wegener Corporation and Zenith Electronics Corporation. In July 1997, General Instrument Corp. effected a split-up of its businesses into three publicly-traded companies: General Semiconductor, Inc.; CommScope, Inc. and NextLevel Systems, Inc. While all of such companies may be included in the Multichannel News equipment vendor list next year, stock performance data is currently available only for General Semiconductor, Inc. (which has been treated as the successor to General Instrument Corp.'s stock performance history, on an adjusted basis). The companies comprising the peer group may change from year to year based upon the criteria specified above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended June 27, 1997, its officers, Directors and ten-percent shareholders complied with all applicable Section 16(a) filing requirements.



                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP, independent certified public accountants, audited the consolidated financial statements of the Corporation for the fiscal year ended June 27, 1997. Representatives of KPMG Peat Marwick LLP are expected to attend the 1997 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ending June 26, 1998.



                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than those referred to herein. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.


  It is important that proxies be returned promptly. Each shareholder who does not expect to attend the meeting in person is urged to sign and date the enclosed form of proxy and return it by mail. No postage is necessary if it is mailed in the United States.

                                          By order of the Board of Directors,


                                          /s/ Chris A. Miller


                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 15, 1997

                                    [PROXY CARD]


C-COR Electronics, Inc.                Proxy Solicited on Behalf of the
State College, PA                      Board of Directors of the
                                       Corporation for Annual Meeting of
                                       Shareholders to be held October 14,
                                       1997


                                       PROXY

                  The undersigned hereby appoints Anne P. Jones, Dr. James J. Tietjen and John J. Omlor and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR Electronics, Inc. to be held on Tuesday, October 14, 1997, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

                  It is agreed that unless otherwise marked on the reverse hereof said attorneys and proxies are appointed WITH authority to vote for the election of directors and to vote in their discretion on such other business as may properly come become before the meeting.


(PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE)

                                                              (over)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSAL LISTED BELOW.

1.       ELECTION OF DIRECTORS

         FOR all nominees listed            WITHHOLD AUTHORITY to
         below (except as marked            vote for all nominees
         to the contrary below)   [ ]       listed below          [ ]

Nominees:   For a term expiring in 2000:  Richard E. Perry, Donald
            M. Cook, Jr. and Javad K. Hassan

To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

------------------------------------------------


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



                                      Dated             , 1997


                                      ____________________________(SEAL)


                                      ____________________________(SEAL)

                                      Signature should be the same as the
                                      name printed above: executors,
                                      administrators, trustees,
                                      guardians, attorneys and officers
                                      of corporations should add their
                                      title when signing.